Exhibit 99.1

      Team, Inc. Elects Vincent D. Foster to Board of Directors

    ALVIN, Texas--(BUSINESS WIRE)--June 13, 2005--Team, Inc. (AMEX:TMI) announced today that it has expanded the size of its Board of Directors from seven to eight and has elected Vincent D. Foster to fill the newly created board seat. In addition, Mr. Foster was elected Chairman of the Audit Committee of the Board of Directors of Team, Inc.
    "I am delighted to have Vince join our Board," said Phil Hawk, Team's Chairman and CEO. "His range of experience and his in-depth financial reporting expertise will enable him to make a valuable contribution as we continue to build and expand our Company."
    Mr. Foster is a Founding Member and Senior Managing Director of Main Street Capital Partners that currently manages a $100 million fund which is a licensed Small Business Investment Company. The fund is the third in a series of funds co-founded by Mr. Foster since 1997. Prior to founding Main Street Partners, he spent 19 years with Arthur Andersen where he was a partner. He is a CPA.
    Currently, Mr. Foster serves on the boards of three other publicly traded companies. He is non-executive Chairman of the Board of Directors of U.S. Concrete, Inc., a Director of Quanta Services, Inc. and a Director of Carriage Services, Inc. where he also serves as Chairman of the Audit Committee. He is also a board member of the Houston Chapter of the National Association of Corporate Directors.
    Team, Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI."

    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

    CONTACT: Team, Inc., Alvin
             Philip J. Hawk or Gregory T. Sangalis, 281-331-6154